Exhibit 33.3
REPORT ON ASSESSMENT OF COMPLIANCE WITH
REGULATION AB SERVICING CRITERIA
Principal Life Insurance Company (the “Asserting Party”) is responsible for assessing compliance as of and for the fiscal year ended December 31, 2010 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Regulations (the “CFR”), except for criteria 229.1122(d)(1), (d)(2), (d)(3)(ii) through (iv) and (d)(4) of the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (“Applicable Servicing Criteria”). The transactions covered by this report include all asset-backed securities transactions that were conducted by the Principal Life Income Fundings Trusts registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 on Registration Statement Nos. 333-147181 and 333-147181-01 (the “Platform”), as listed on Appendix A.
The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied with, in all material respects, the Applicable Servicing Criteria for the Reporting Period with respect to the Platform taken as a whole.
Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2010 and for the Reporting Period as set forth in this report.
Principal Life Insurance Company

/s/ Dwight N. Soethout
Name:	Dwight N. Soethout
Title:	Vice President, Chief Financial Officer- Retirement and Investor Services
Date: March 25, 2011

APPENDIX A
Principal Life Income Fundings Trust 36

2